Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement, dated as of February 26, 2019 (“Agreement”), is hereby entered into by and between Jeffrey Benck (“Employee”) and Benchmark Electronics, Inc., a Texas corporation (“Company”).

RECITALS

In connection with Employee’s appointment by Company as its President and Chief Executive Officer, Employee and Company desire to enter into an employment agreement with the terms and conditions set forth herein.

AGREEMENT

In consideration of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

SECTION 1.      Employment. Company hereby agrees to employ Employee, and Employee hereby accepts employment by Company, upon the terms and subject to the conditions hereinafter set forth. During the term of his employment, Employee shall have the title of President and Chief Executive Officer of Company.

SECTION 2.      Duties. In his capacity as President and Chief Executive Officer of Company, Employee shall perform such reasonable executive duties commensurate with the position of president and chief executive officer of a public company of the size and scope of Company or as otherwise specified in the Bylaws of Company, and such other reasonable executive duties as the Board of Directors of Company (the “Board”) may from time to time reasonably prescribe with the concurrence of Employee. Employee shall report directly and solely to the Chairman of the Board and collectively to the Board. It is the intention of the parties hereto that Employee shall serve on the Board during the Employment Term (as defined in Section 3 below). Except as otherwise provided herein, except as may otherwise be approved by the Board, and except during vacation periods and reasonable periods due to sickness, personal injury or other disability, Employee agrees to devote substantially all of his available time to the performance of his duties to Company hereunder, provided that nothing contained herein shall preclude Employee from (i) serving on the board of directors of, or as an advisor to, any business or corporation on which he is serving on the date hereof or, with the consent of the Board, serving on the board of directors of any other business or corporation including one or more public companies, (ii) serving on the board of, or working for, any charitable or community organization and (iii) pursuing his personal financial and legal affairs, so long as such activities do not materially interfere with the performance of Employee’s duties hereunder. Notwithstanding clause (i) in the previous sentence, (A) the Board reserves the right to review and approve continuation in any existing or other board or advisory services at any time during the Employment Term and (B) Employee shall immediately notify the Board in the event that any of the activities set forth in the immediately previous sentence materially interfere with the performance of Employee’s duties hereunder.

SECTION 3.      Term. Except as otherwise provided herein, the term of this Agreement and Employee’s employment shall commence on March 18, 2019 (the “Effective Date”). The initial term of this Agreement shall end on the second anniversary of the Effective Date (the “Initial Term”), and shall automatically renew for successive one-year terms (each such renewal, a “Renewal Term”), unless either party gives to the other party written notice of non-renewal no fewer than sixty (60) days prior to the expiration of the Initial Term or any such Renewal Term. The Initial Term, as may be extended for any Renewal Terms, is referred to as the “Employment Term”. The parties hereto agree that termination of this Agreement and Employee’s employment at the expiration of the Initial Term or any Renewal Term as a result of the other party’s failure or refusal to renew (a) by Company other than for Cause shall be considered a termination of Employee without Cause hereunder or (b) by Employee shall be considered a termination without Good Reason hereunder. The provisions of this Agreement shall survive any termination hereof.

SECTION 4.      Compensation and Benefits. In consideration for the services of Employee hereunder during the Employment Term, Company shall compensate Employee and perform its other obligations as provided in this Section 4.

(a)               Base Salary. Commencing on the Effective Date, Employee shall be entitled to receive, and Company shall pay Employee in equal bi-weekly installments, a base salary at a rate per annum of nine hundred thousand dollars ($900,000.00) as increased from time to time by the Compensation Committee of the Board (the “Compensation Committee”). The annualized amount of such base salary for each respective annual one-year period, including any increases hereafter approved, is referred to as the “Base Salary” for such respective one-year period.

(b)               Sign-On Bonus. Company shall pay Employee a cash sign-on bonus of eighty-five thousand dollars ($85,000.00) (the “Sign-On Bonus”), to be paid in a lump sum no later than sixty (60) days following the Effective Date; provided, however, that Employee may elect to defer payment of some or all of the Sign-On Bonuses. Notwithstanding the foregoing, in the event that Employee terminates his employment other than for Good Reason, or Company terminates Employee’s employment for Cause, in each case, on or prior to the first anniversary of the Effective Date, Employee shall only be entitled to retain a pro rata portion of the Sign-On Bonus, calculated by multiplying the Sign-On Bonus by a fraction, the numerator of which is the number of days that have elapsed between the Effective Date and the date of such termination of employment and the denominator of which is 365, and shall forfeit the remainder of the Sign-On Bonus.

(c)                Annual Bonus. During the Employment Term, Employee shall be eligible to participate in any annual fiscal year bonus plan that may be provided by Company for its key executive employees, as adopted by the Compensation Committee, subject to the terms and conditions of any such bonus plan (the “Executive Bonus Plan”). For each fiscal year during Employee’s employment, Employee’s target bonus opportunity under the Executive Bonus Plan shall be 115% of Base Salary if the specified performance objectives are attained for such year, with a maximum bonus opportunity of 230% of Base Salary if the foregoing performance objectives are exceeded by predetermined amounts; provided, however, that such bonus will be prorated in 2019 to reflect Employee’s commencement of employment on the Effective Date, and no portion of the bonus will be payable in any given year to the extent not earned. The terms and measures for earning Employee’s annual incentive bonus will be those Company performance metrics established by the Compensation Committee, plus any additional measures deemed important by the Compensation Committee for the President and Chief Executive Officer’s position, in all cases determined and communicated to Employee as soon as practicable after the beginning, and in any event no later than the end of the first quarter, of the applicable fiscal year, provided, that Employee will have an opportunity to discuss with the Compensation Committee the metrics that will apply for a particular year prior to their being determined for each year other than 2019. All bonuses payable to Employee under the Executive Bonus Plan in effect from time to time shall be determined and paid on or prior to March 15 of the year following the year for which such bonus is earned and payable.

(d)               Other Long Term Incentive Compensation. Employee shall be entitled to participate in all long-term incentive compensation programs for key executives (if any) at a level commensurate with his position.

(e)               Other Benefits. During the Employment Term, Employee shall be entitled to participate in and receive benefits under any and all pension, deferred compensation, profit-sharing, life and other insurance, medical, dental, health and other welfare and fringe benefit plans and programs, and be provided any and all other perquisites, that are from time to time made available to executive employees or other employees of Company, including Company’s executive benefits program, which includes financial/tax planning and executive physicals. Employee’s participation in any employee benefit plan or program will be subject to the provisions, rules, and regulations of, or applicable to, the plan or program. Company provides no assurance as to the adoption or continuation of any particular employee benefit plan or program. Employee shall also be entitled to an amount of paid vacation per calendar year, and sick leave and illness and disability benefits, in accordance with such reasonable Company policy as may be applicable from time to time to executive employees.

(f)                No Director’s Fees. During the Employment Term, Employee shall serve as an employee director of Company, and Employee shall not be eligible to receive fees, equity grants or other compensation paid to Company’s non-employee directors for his service on the Board during the Employment Term.

(g)               Office/Administrative Support. Employee will be provided with an executive office at Company’s headquarters in Tempe, Arizona, and administrative support commensurate with his position as President and Chief Executive Officer of Company.

(h)               Compensation Recovery Policy. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such compensation shall be subject to potential forfeiture or recovery by Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the U.S. Securities and Exchange Commission or any national securities exchange on which Company’s common stock is then listed. This Agreement may be unilaterally amended by Company to comply with any such compensation recovery policy.

(i)                 Equity Awards. As soon as reasonably practicable after the Effective Date, the Compensation Committee shall grant Employee (i) as an inducement award, restricted stock units (“RSUs”) with a grant date fair value of one million nine hundred thousand dollars ($1,900,000), scheduled to vest in four (4) equal installments on each anniversary of the Effective Date, generally subject to Employee’s continued employment, (ii) RSUs with a grant date fair value of one million five hundred thousand dollars ($1,500,000), scheduled to vest in four (4) equal installments on each anniversary of the Effective Date, generally subject to Employee’s continued employment, and (iii) performance stock units (“PSUs”) with a grant date fair value of one million five hundred thousand dollars ($1,500,000), with vesting subject to the achievement of the same performance goals applicable to the annual PSU awards granted to other officers of Company in 2019 over a three (3)-year performance period ending on December 31, 2021 and generally subject to Employee’s continued employment. The actual award agreements between Employee and Company governing the grants of the RSUs and PSUs shall control and address all provisions in respect of such equity awards, and the Compensation Committee will specify all terms and conditions of these awards, including the applicable performance-based vesting conditions to be satisfied (such award agreements, the “Award Agreements”); provided, however, that, the parties hereto agree that in the event of Employee’s death or Disability (as defined in Section 7(a) of this Agreement) during the Employment Term, all of Employee’s outstanding equity awards will immediately vest, and any applicable performance criteria applicable thereto will be deemed satisfied at target level notwithstanding any contrary provisions set forth in the Award Agreements. Following the foregoing awards , Company shall make equity grants to Employee that are commensurate with Employee’s role, which grants will be concurrent with Company’s normal annual grant cycle beginning in 2020.

SECTION 5.      Expenses and Other Employment-Related Matters. It is acknowledged by the parties that Employee, in connection with the services to be performed by him pursuant to the terms of this Agreement, will be required to make payments for travel, entertainment and similar expenses. Company shall reimburse Employee for all reasonable expenses incurred by Employee in connection with the performance of his duties hereunder or otherwise on behalf of Company, upon presentation of expense statements or vouchers and such other information as Company may reasonably require in accordance with Company’s business expense reimbursement policies as in effect from time to time. In addition, Company will reimburse Employee’s reasonable travel expenses, which may include first-class or business-class travel, as appropriate, to and from his current residences to Tempe, Arizona, along with any associated expenses including temporary lodging expenses and car rentals in the Phoenix metro area, in furtherance of Employee’s performance of his services under this Agreement. In lieu of temporary lodging, Company may elect to provide Employee with corporate temporary housing during the Employment Term. Employee shall also be entitled to reimbursement of reasonable outside legal expenses in connection with the drafting and negotiation of this Agreement.

SECTION 6.      Relocation. Employee will be required to relocate to Tempe, Arizona, or the surrounding Phoenix metro area. To minimize the disruption of Employee’s relocation to Arizona, Company will provide Employee a cash relocation benefit payment of two hundred and fifty thousand dollars ($250,000) (the “Relocation Payment”), to be paid in a lump sum no later than sixty (60) days following the Effective Date. In the event that Employee terminates his employment other than for Good Reason, or Company terminates Employee’s employment for Cause, in each case, (x) on or prior to the first anniversary of the Effective Date, Employee will be required to reimburse Company for the entire Relocation Payment and (y) following the first anniversary of the Effective Date and on or prior to the second anniversary of the Effective Date, Employee will be required to reimburse Company for 50% of the Relocation Payment, in each case, to be paid to Company within ninety (90) days following such termination.

SECTION 7.      Termination. Employee’s employment may terminate prior to the end of the Employment Term as provided in this Section 7. The date upon which Employee’s termination of employment with Company occurs is the “Termination Date”. For purposes of Sections 7(c) and 7(d) of this Agreement only, with respect to the timing of any payments thereunder, the Termination Date shall mean the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the regulations and guidance thereunder. Upon any termination of employment hereunder, Employee hereby agrees to immediately tender his resignation from the Board, which resignation shall not be effective until and unless accepted by the Board.

(a)               Death or Disability. Employee’s employment will terminate (x) immediately upon the death of Employee during the Employment Term hereunder or (y) at the option of Company, upon 30 days’ prior written notice to Employee and/or his appointed guardians or representatives, in the event of Employee’s Disability, as hereinafter defined. Employee shall not be deemed disabled unless, as a result of Employee’s incapacity due to physical or mental illness (as determined by a physician selected by the Employer or its insurers and reasonably acceptable to Employee or his representative), Employee shall have been absent from and unable to perform the essential duties of his position, even with reasonable accommodation, on a full-time basis for 120 consecutive business days (“Disability”). In the event of termination of Employee’s employment pursuant to this Section 7(a):

(1)               Company shall immediately pay Employee (or his estate) (i) any portion of Employee’s Base Salary accrued but unpaid through the Termination Date and (ii) all payments and reimbursements under Section 5 hereof for expenses incurred prior to such termination.

(2)               Employee (or his estate) shall be entitled to receive all vested benefits under Company’s otherwise applicable plans and programs.

(3)               Employee shall be entitled to the benefits set forth in the proviso in Section 4(i), above, with respect to outstanding equity awards.

(4)               If Employee is eligible for and properly elects to continue Employee’s (or his dependents’) group health insurance coverage, as in place immediately prior to the Termination Date, Company shall pay for the portion of the premium costs for such coverage that Company would pay if Employee remained employed by Company, at the same level of coverage that was in effect as of the Termination Date, for a period of 18 consecutive months after the Termination Date, provided, that such benefits continuation will cease if and to the extent Employee (and, if applicable, his eligible dependents) become(s) eligible for similar benefits by reason of new employment or Employee (or such dependents) otherwise is/are no longer eligible for continuation coverage pursuant to applicable laws and plans.

(b)               For Cause. Company may terminate Employee’s employment for Cause (as defined below) upon written notice by Company to Employee, such Termination Date to be determined in accordance with the last paragraph of this Section 7(b) below. In the event of termination of Employee’s employment for Cause pursuant to this Section 7(b), then Company shall immediately pay Employee only the following: (i) any portion of Employee’s Base Salary accrued but unpaid through the Termination Date, including any accrued but unused vacation, sick leave or other paid time off benefits, (ii) all payments and reimbursement under Section 5 hereof for expenses incurred prior to such termination and (iii) all vested benefits under Company’s otherwise applicable plans and programs.

For purposes of this Agreement, the term “Cause” shall mean Employee’s (i) willful misconduct in the performance of his duties with Company, which willful misconduct results in a material adverse effect on Company, provided that no such willful misconduct will constitute “Cause” if it relates to an action taken or omitted by Employee in the good faith, reasonable belief that such action or omission was in or not opposed to the best interests of Company; (ii) habitual neglect or disregard of his duties with Company that is materially and demonstrably injurious to Company, after written notice from Company stating with reasonable specificity the duties Employee has failed to perform; (iii) engaging in willful misconduct that harms the reputation of Company, provided that no such willful misconduct will constitute “Cause” if it relates to an action taken or omitted by Employee in the good faith, reasonable belief that such action or omission was in or not opposed to the best interests of Company; (iv) obstruction, impedance, or failure to materially cooperate with an investigation authorized by the Board, a self-regulatory organization empowered with self-regulatory responsibilities under federal or state laws, or a governmental department or agency; or (v) conviction of a felony, provided that no such conviction will constitute “Cause” if it relates to an action determined by the Board, in its sole discretion, to have been taken or omitted by Employee in the good faith, reasonable belief that such action or omission was in or not opposed to the best interest of Company. Employee’s employment may not and shall not be terminated for Cause unless the (1) Board provides Employee with written notice stating the conduct alleged to give rise to such Cause, (2) Employee has been given an opportunity to be heard by the Board, (3) in the case of clause (i) or (ii) of the definition of Cause, Employee has been given a reasonable time to cure, and Employee has not cured such negligence or failure to the reasonable satisfaction of the Board and (4) the Board has approved such termination by majority vote of the members of the Board, excluding Employee.

(c)               By Company Without Cause. Company may terminate Employee’s employment at any time for any reason without Cause. In the event of any termination of Employee’s employment by Company without Cause (including a termination by Company other than for Cause at the expiration of the Initial Term or any Renewal Term) pursuant to this Section 7(c):

(1)               Company shall immediately pay Employee (i) any portion of Employee’s Base Salary accrued but unpaid through the Termination Date and (ii) all payments and reimbursement under Section 5 hereof for expenses incurred prior to such termination.

(2)               Employee shall be entitled to receive all vested benefits under Company’s otherwise applicable plans and programs.

(3)               Subject to Employee satisfying the conditions in Section 7(f), Company shall (i) pay Employee severance pay equal to two times the sum of (A) the Base Salary at the Termination Date plus (B) the greater of Employee’s target bonus under the Executive Bonus Plan in effect for the year in which the Termination Date occurs and the last annual cash bonus actually paid to Employee prior to the Termination Date (the amount described in clauses (A) plus (B), the “Total Cash Amount”) and (ii) provide Employee with pro rata vesting of all service or time-based unvested equity awards (including the RSUs) held by Employee on the Termination Date (including any performance-based restricted stock units subject at such date only to service or time-based conditions), in each case, based on the number of days Employee was employed by Company under this Agreement from the applicable grant (or vesting commencement date, if earlier) date (or, if later, the applicable vesting date that most recently preceded such Termination Date) of each such equity award to such Termination Date over the total number of days in the applicable vesting period, and except as otherwise provided above in this sentence all unvested performance-based equity compensation (including any PSUs) held by Employee shall be forfeited. The severance pay described in clause (i) in the previous sentence, less applicable withholdings, shall be payable to Employee in a lump sum 60 calendar days after the Termination Date. Employee shall have no obligation of mitigation or similar obligation with respect to such payment. In addition, if (and only if) the Termination Date in respect of Employee’s termination without Cause or Termination for Good Reason (as defined below) occurs within the 24 months immediately following a Change in Control (as defined below), then Employee shall receive all of the benefits set forth above at the same time and in the same manner of payment described in this Section 7(c)(3), provided that (1) in lieu of the amount described in clause (i) above, Employee shall receive an amount equal to three times the Total Cash Amount, and (2) in lieu of the benefits described in clause (ii) above, Employee shall receive immediate vesting of all of Employee’s unvested equity awards (including the RSUs) then outstanding, and immediate vesting of all of Employee’s unvested performance-based equity awards (including the PSUs), which vesting shall be based on target performance.

(4)               Subject to Employee satisfying the conditions in Section 7(f), if Employee is eligible for and properly elects to continue Employee’s (or his dependents’) group health insurance coverage, as in place immediately prior to the Termination Date, Company shall pay for the portion of the premium costs for such coverage that Company would pay if Employee remained employed by Company, at the same level of coverage that was in effect as of the Termination Date, for a period of 18 consecutive months after the Termination Date, provided that such benefits continuation will cease if and to the extent Employee becomes eligible for similar benefits by reason of new employment or Employee otherwise is no longer eligible for continuation coverage pursuant to applicable laws and plans.

(d)               By Employee for Good Reason. Employee may terminate his employment at any time for Good Reason (as defined below). In the event of any termination of Employee’s employment by Employee for Good Reason pursuant to this Section 7(d), Employee shall receive all payments and benefits described in Section 7(c), and Employee and Company shall be subject to all obligations and conditions set forth in Section 7(c) in respect of a Good Reason termination by Employee (including, without limitation, in respect of Employee satisfying the conditions in Section 7(f) as they relate to the specified provisions of Section 7(c), Company satisfying the obligations in respect of the Award Agreements, and the additional payments required in the event of Employee’s termination of employment for Good Reason during the 24 months immediately following a Change in Control). For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without Employee’s consent: (A) a material diminution of Employee’s title, duties or responsibilities or change of such title, duties or responsibilities to, or addition of title, duties and responsibilities of those inconsistent with his positions as President and Chief Executive Officer, (B) a reduction in Employee’s Base Salary or annual bonus or long-term incentive compensation opportunity, (C) a material breach by Company of any provision of this Agreement, or (D) requiring that Employee relocate Employee’s primary workplace more than 35 miles from his prior workplace, provided, however, that the occurrence of any of the events described in clauses (A) through (C) above will not constitute Good Reason unless (i) Employee gives Company written notice within 60 days after the initial occurrence of any of such event that Employee believes that such event constitutes Good Reason and, (ii) Company thereafter fails to cure any such event within 30 days after receipt of such notice, and (iii) Employee’s Termination Date as a result of such event occurs within 180 days after the initial occurrence of such event.

(e)               By Employee Without Good Reason. Employee may terminate his employment at any time without Good Reason upon 30 days’ prior written notice to Company. In the event of any such termination of Employee’s employment by Employee without Good Reason (including a termination by Employee at the expiration of the Initial Term or any Renewal Term) pursuant to this Section 7(e), only the following shall be payable to Employee:

(1)               Company shall immediately pay Employee (i) any portion of Employee’s Base Salary accrued but unpaid through the Termination Date and (ii) all payments and reimbursements under Section 5 hereof for expenses incurred prior to such termination.

(2)               Employee shall be entitled to receive all vested benefits under Company’s otherwise applicable plans and programs.

(f)                Conditions For Severance and Benefits Continuation Payments. Notwithstanding anything above to the contrary, any obligation of Company to provide the severance or benefits continuation payments under Sections 7(c)(3) and 7(c)(4) (and the corresponding payments under Section 7(d) above) shall be contingent upon (1) Employee executing a general release in a form attached hereto as Exhibit A, subject to updates for changes in applicable law, and such release becoming irrevocable prior to the 60th calendar day after the Termination Date (the “Release Period”), and (2) Employee strictly complying with the terms of this Agreement and any other written agreements between Company and Employee, including without limitation Employee’s compliance with the obligations under Sections 9 and 10 below that survive the termination of Employee’s employment.

(g)               Parachute Payment Restrictions. If any payment or benefit to be paid or provided to Employee under this Agreement, taken together with any payments or benefits otherwise paid or provided to Employee by Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504 of the Code without regard to Section 1504(b) of the Code) of which Company is a member (the “other arrangements”), would collectively constitute a “parachute payment” (as defined in Section 280G(b) (2) of the Code), and if the net after-tax amount of such parachute payment to Employee is less than what the net after-tax amount to Employee would be if the aggregate payments and benefits otherwise constituting the parachute payment were limited to three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) less $1.00, then the aggregate payments and benefits otherwise constituting the parachute payment shall be reduced to an amount that shall equal three times Employee’s base amount, less $1.00. Should such a reduction in payments and benefits be required, Employee shall be entitled, subject to the penultimate sentence in this Section 7(g), to designate those payments and benefits under this Agreement or the other arrangements that will be reduced or eliminated so as to achieve the specified reduction in aggregate payments and benefits to Employee and avoid characterization of such aggregate payments and benefits as a parachute payment. Company will provide Employee with all information reasonably requested by Employee to permit Employee to make such designation. To the extent that Employee’s ability to make such a designation would cause any of the payments and benefits to become subject to any additional tax under Code Section 409A, or if Employee fails to make such a designation within 10 business days of receiving the requested information from Company, then Company shall achieve the necessary reduction in such payments and benefits by first reducing or eliminating the portion of the payments and benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the payments and benefits, in each case in reverse order beginning with payments and benefits which are to be paid or provided the furthest in time from the date of Company’s determination. For purposes of this Section 7(g), a net after-tax amount shall be determined by taking into account all applicable income, excise and employment taxes, whether imposed at the federal, state or local level, including the excise tax imposed under Section 4999 of the Code.

SECTION 8.      Change in Control. For purposes of this Agreement, (1) the term “Person” means any individual, corporation, partnership, trust, company, business, firm, association, organization, governmental instrumentality, other entity, syndicate or group, (2) the term “Voting Securities” shall mean, as to any Person, the then-outstanding securities of or other interests in such Person entitled to vote generally in the election of directors, trustees or similar managers of such Person, (3) the term “Affiliate” means any entity that, directly or indirectly, is controlled by, controls or is under common control with, Company or any entity in which Company has a significant equity interest and (4) the term “Change in Control” shall mean the occurrence of any of the following events:

(a)               during any period of 24 consecutive calendar months, individuals who were Directors of Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of Company’s Board; provided, however, that any individual becoming a Director subsequent to the first day of such period whose election, or nomination for election, by Company’s shareholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person, in each case, other than the management of Company or the Board;

(b)               the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) Company or (y) any of its subsidiaries, but in the case of this clause (y) only if Company Voting Securities are issued or issuable, or the sale or other disposition of all or substantially all the assets of Company to a Person that is not an Affiliate (each of the foregoing events being hereinafter referred to as a “Reorganization”), in each case, unless, immediately following such Reorganization, (i) all or substantially all the Persons who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of Company Voting Securities outstanding immediately prior to the consummation of such Reorganization continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the corporation or other entity resulting from such Reorganization (including, without limitation, a corporation that, as a result of such transaction, owns Company or all or substantially all Company’s assets either directly or through one or more subsidiaries) (the “Continuing Company”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization, of the outstanding Company Voting Securities (excluding, for purposes of determining such proportions, any outstanding voting securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Reorganization as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization other than Company), (ii) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Company or any corporation controlled by the Continuing Company) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities of the Continuing Company and (iii) at least a majority of the members of the board of directors of the Continuing Company (or equivalent body) were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization;

(c)               the shareholders of Company approve a plan of complete liquidation or dissolution of Company unless such liquidation or dissolution is part of a transaction or series of transactions described in paragraph (b) above that does not otherwise constitute a Change in Control; or

(d)               any Person (other than (A) Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of Company or an Affiliate or (C) any company owned, directly or indirectly, by the shareholders of Company in substantially the same proportions as their ownership of the voting power of Company Voting Securities) becomes the beneficial owner, directly or indirectly, of securities of Company representing 50% or more of the combined voting power of Company Voting Securities; provided, however, that for purposes of this paragraph (d), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from Company, (ii) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or (iii) any acquisition pursuant to a Reorganization that does not constitute a Change in Control for purposes of paragraph (b) above.

SECTION 9.      Confidential Information.

(a)               Employee recognizes and acknowledges that certain proprietary, non-public information owned by Company and its affiliates, including without limitation proprietary, non-public information regarding customers, pricing policies, methods of operation, proprietary computer programs, sales products, profits, costs, markets, key personnel, technical processes, and trade secrets (hereinafter called “Confidential Information”), are valuable, special and unique assets of Company and its affiliates. Employee will not, during or after his term of employment, without the prior written consent of a member of the Board believed by Employee to have been authorized by the Board for such purpose, knowingly and intentionally disclose any of the Confidential Information obtained by him while in the employ of Company or during his prior service as a member of the Board to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, directly or indirectly (other than to an employee of Company of its affiliates, a director of Company or its affiliates, or a person to whom disclosure is necessary or appropriate in Employee’s good faith judgment in connection with the performance of his duties hereunder or otherwise on behalf of Company), unless and until such Confidential Information becomes publicly available (other than as a consequence of the breach by Employee of his confidentiality obligations under this Section 9), and except as may be required (or as Employee may be advised by counsel is required) in connection with any judicial, administrative or other governmental proceeding or inquiry. In the event of the termination of his employment, whether voluntary or involuntary and whether by Company or Employee, Employee will deliver to Company and will not take with him any documents, or any other reproductions (in whole or in part) of any items, comprising Confidential Information (except that Employee may retain his personal address, telephone and other contact lists and information and any other documents or reproductions retained upon the advice of counsel). Notwithstanding any other provision hereof, the term “Confidential Information” does not include any information that (a) is or becomes publicly available other than as the result of the breach by Employee of his confidentiality obligations under this Section 9, (b) became, is or becomes available to Employee on a non-confidential basis from a source, other than Company, that to Employee’s knowledge is not prohibited from disclosing such information to Employee by a confidentiality obligation owed to Company or (c) was known to Employee prior to becoming a member of the Board.

(b)               This Agreement is not intended to limit or restrict, and shall not be interpreted in any manner that limits or restricts, Employee from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act (“Section 21F”)) or receiving an award for information provided to any government agency under any legally protected whistleblower rights. Notwithstanding anything in this Agreement to the contrary, nothing in or about this Agreement prohibits Employee from: (i) filing and, as provided for under Section 21F, maintaining the confidentiality of a claim with the SEC; (ii) providing Confidential Information to the SEC, or providing the SEC with information that would otherwise violate this Section 9, to the extent permitted by Section 21F; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying Company; or (iv) receiving a monetary award as set forth in Section 21F.

(c)               Employee acknowledges that Employee has been notified that under the Defend Trade Secrets Act: (i) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (x) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law, or (y) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

SECTION 10.  Non-Competition, Non-Solicitation, Non-Disparagement. During the period of Employee’s employment with Company pursuant to this Agreement and for a period of two (2) years thereafter, Employee will not knowingly and intentionally (i) engage, directly or indirectly, alone or as a partner, officer, director, employee, or consultant of any other business organization in any business activities that are substantially and directly competitive with the business activities then conducted by Company anywhere in the world; it being mutually understood and agreed that customers or suppliers of Company who are not also primarily engaged in providing electronics design, engineering or manufacturing or precision manufacturing services and who purchase goods or services from, or supply goods or services to, Company shall not be deemed to be engaging in business activities that are substantially and directly competitive with the business activities conducted by Company (the “Designated Industry”); (ii) divert to any competitor of Company in the Designated Industry any customer of Company; (iii) solicit or encourage any officer, employee, or consultant of Company to leave its employ for employment by or with any competitor of Company in the Designated Industry or, on behalf of herself or any other Person, hire, employ or engage any such person; or (iv) engage at any time in any form of conduct or make any statements, or direct any other person or entity to engage in any conduct or make any statements, that disparage, criticize or otherwise impair the reputation of Company, its subsidiaries, their products and services, or their past and present officers, directors, employees and consultants. The parties hereto acknowledge that (A) Employee’s non-competition obligations hereunder will not preclude Employee from (x) owning less than 5% of the common stock of any publicly traded corporation or other Person conducting business activities in the Designated Industry or (y) serving as a director of a corporation or other Person engaged in the manufacturing or electronics industry whose business operations are not substantially and directly competitive with those of Company; and (B) the restrictions set forth in clause (iv) of the preceding sentence shall not apply to any statements by Employee that are made truthfully in response to a subpoena or as otherwise required by applicable law or other compulsory legal process. Company agrees to direct the members of its Board and executive management team to not engage in any conduct or to make any statements, or direct any other person to engage in any conduct or to make any statements, that disparage, criticize or otherwise impairs the reputation of Employee.

SECTION 11.   Arbitration.

(a)               Subject Claims; Initiation of Binding Arbitration. Company and Employee agree that all (i) disputes and claims of any nature that Employee may have against Company and any subsidiaries or affiliates and their officers and employees, including all federal or state statutory, contractual, and common law claims (including all employment discrimination claims) arising from, concerning, or relating in any way to our employment relationship, (ii) all disputes and claims of any nature that Company may have against Employee, or (iii) any dispute among us about the arbitrability of any claims or controversy will be resolved out of court. Any such claims will be submitted exclusively first to mandatory mediation and, if mediation is unsuccessful, to mandatory arbitration.

(b)               Arbitration Procedure. Unless otherwise agreed in writing by Company and Employee, any arbitration proceeding will be held in Tempe, Arizona. The arbitration will be conducted under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Rules”). The claim will be submitted to a single experienced, neutral employment arbitrator selected in accordance with the AAA Rules. The arbitrator shall have full authority to award or grant all remedies provided by law. The arbitrator shall have full authority to permit adequate discovery. At the conclusion of the arbitration proceeding, the arbitrator shall issue a written, reasoned award. The award of the arbitration shall be final and binding. A judgment upon the award may be entered and enforced by any court having jurisdiction. Each party shall pay the fees of their respective attorneys, the expenses of their witnesses, and any other expenses incurred by such party in connection with the arbitration, provided, however, that Company shall pay for the fees of the arbitrator and the administrative and filing fees charged by the AAA.

(c)               Nonjoinder. In no event may an arbitrator allow any party to join claims of any other employee in a single arbitration proceeding without consent of Employee and Company. In the event that the dispute or claim involves a written agreement between Employee and Company (including this Agreement) or a compensation plan, the arbitrator will have no authority to add to, detract from, or otherwise modify the agreement or plan provisions other than as expressly set forth in that agreement or plan. Should this arbitration agreement conflict with the arbitration provisions of any other agreement that Employee has with Company, the terms of this agreement will govern.

(d)               Equitable Relief. In the event that irreparable injury could occur during the pendency of a mediation or arbitration proceeding, to restore or maintain the status quo until the dispute has been resolved by mediation or arbitration a party may apply to a court of competent jurisdiction to obtain a temporary or preliminary injunction in aid of mediation and arbitration.

(e)               Binding Agreement. Notwithstanding any policy of Company permitting it to alter its policies, procedures, and the terms and conditions of employment, this agreement to arbitrate is binding and cannot be modified or superseded except by a written agreement signed by an authorized representative of Company and Employee.

SECTION 12.   General.

(a)               Notices. All notices and other communications hereunder will be in writing, and will be deemed to have been duly given if delivered personally, or three business days after being mailed by certified mail, return receipt requested, or upon receipt if sent by written telecommunications, to the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this Section 12(a):

If to Company, to:

Benchmark Electronics, Inc.
56 South Rockford Drive

Tempe, Arizona 85281

Attn: Corporate Secretary
Fax No.: 623-300-7099

If to Employee, to:

Jeffrey Benck
(at Employee’s primary address on the books and records of Company from time to time)

(b)               Withholding; No Offset. All payments required to be made by Company under this Agreement to Employee will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. No payment under this Agreement will be subject to offset or reduction attributable to any amount of obligation Employee may owe or be liable for to Company or any other Person.

(c)               Equitable Remedies. Each of the parties hereto acknowledges and agrees that upon any breach by Employee of his obligations under any of Sections 8 and 9 hereof, Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

(d)               Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(e)               Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise of any other right, power or privilege.

(f)                Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

(g)               Captions. The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

(h)               Reference to Agreement. Use of the words “herein”, hereof”, “hereto” and the like in this Agreement refer to this Agreement only as a whole and not to any particular Section, subsection or provision of this Agreement, unless otherwise noted. Any reference to a “Section” or “subsection” shall refer to a Section or subsection of this Agreement, unless otherwise noted.

(i)                 Successors and Binding Agreement. Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of Company, by agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of Company and any successor to Company, including without limitation any Persons acquiring directly or indirectly all or substantially all of the business or assets of Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but shall not otherwise be assignable, transferable or delegable by Company. Without limiting the foregoing, the surviving or transferee corporation or other person in any such transaction (whether by merger, consolidation, reorganization, transfer of business or assets, or otherwise) shall be subject to the provisions of Section 7 hereof and shall be deemed to be Company for purposes of such provisions, regardless of whether such transaction itself constituted a Change of Control of Company.

(j)                 Entire Agreement; Amendments and Waivers. This Agreement contains the entire understanding of the parties, and supersedes all prior agreements and understandings between them, relating to the subject matter hereof, including any letters or term sheets. This Agreement may not be amended or modified except by a written instrument hereafter signed by each of the parties hereto, and may not be waived except by a written instrument hereafter signed by the party granting such waiver. Company has not made any promise or entered into any agreement that is not expressed in this Agreement, and Employee is not relying upon any statement or representation of any agent of Company. In executing this Agreement, Employee is relying solely on his judgment and has been represented by the legal counsel of his choice in connection with this Agreement who has read and explained to Employee the entire contents of this Agreement, as well as explained the legal consequences. No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

(k)               Governing Law. This Agreement and the performance hereof shall be governed and construed in all respects, including but not limited to as to validity, interpretation and effect, by the laws of the State of Arizona, without regard to the principles or rules of conflict of laws thereof.

(l)                 Section 409A. This Agreement is intended to satisfy, or be exempt from, the requirements of Section 409A of the Code, including current and future guidance and regulations interpreting such provisions (collectively, “Code Section 409A”), and should be interpreted accordingly. For purposes of Code Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. Notwithstanding anything to the contrary in this Agreement, if any amount payable pursuant to this Agreement constitutes a deferral of compensation subject to Code Section 409A, and if such amount is payable as a result of Employee’s “separation from service” at such time as Employee is a “specified employee” (within the meaning of those terms as defined in Code Section 409A), then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the date that is six months after Employee’s separation from service. If the Release Period spans two calendar years, payment of the cash severance amounts described in Section 7(c)(3) hereof shall be made in the second calendar year. Except for any tax amounts withheld by Company from the payments or other consideration hereunder and any employment taxes required to be paid by Company, Employee shall be responsible for payment of any and all taxes owed in connection with the consideration provided for in this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Benchmark Electronics, inc.,

By:	/s/ Stephen Beaver
	Name:	Stephen Beaver
	Title:	Vice President, General Counsel & Secretary

Employee,

By:	/s/ Jeffrey Benck
	Name:	Jeffrey Benck

Exhibit A

Release

THIS RELEASE (this “Release”) is executed by Jeffrey Benck (“Executive”) and delivered by him to Benchmark Electronics, Inc. (“Benchmark”).

WHEREAS, Executive and Benchmark entered into an employment agreement dated as of February 26, 2019 (the “Employment Agreement”); and

WHEREAS, it is a condition to certain obligations under the Employment Agreement that Executive execute and deliver to Benchmark this Release.

NOW, THEREFORE, in consideration of the payments and benefits set forth in the Employment Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive agrees as follows:

1.                  Release and Waiver. Executive, on behalf of himself and his agents, heirs, executors, administrators, successors and assigns, hereby RELEASES AND FOREVER DISCHARGES Benchmark, including without limitation Benchmark’s parents, subsidiaries, affiliates and other related companies, as well as any and all of their officers, directors, agents, employees, partners, shareholders, attorneys, insurers, predecessors, successors and assigns (collectively the “Released Parties”) from any and all claims, damages, complaints, grievances, causes of action, suits, liabilities, demands and expenses (including attorneys’ fees) of any nature whatsoever, both at law and in equity (except those expressly reserved herein), whether known or unknown, now existing or which may result from the existing state of things, which Executive now has or ever had against the Released Parties from the beginning of time to the date of execution of this Release (set forth underneath Executive’s signature hereto). In particular, without limitation of the foregoing, the Released Parties are specifically released from and held harmless from any and all claims arising out of or related to Executive’s employment relationship with Benchmark, including, without limitation, his separation from employment. It is Executive’s intention that this Release constitute a full and final general release of all such claims and that this release be as broad as possible. This Release does not release or waive any rights or claims that may arise after the date this Release is executed.

2.                  Scope of Release. Without limiting the foregoing in any way, Executive’s release and waiver includes, but is not limited to, any rights or claims Executive may have under: the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) (“ADEA”); Title VII of the Civil Rights Acts of 1964; 42 U.S.C. § 1981; the Family and Medical Leave Act; the Fair Labor Standards Act; the Equal Pay Act; the Rehabilitation Act of 1973 and the Americans with Disabilities Act; ERISA; WARN; the Older Workers Benefit Protection Act (“OWBPA”); the National Labor Relations Act; and any rights, actions, claims (including medical and health benefit claims) or liability under any state or local statute or regulation, including but not limited to the Arizona Wage Act, Arizona Equal Pay Act, Arizona Employment Protection Act, Arizona Civil Rights Act, Arizona Occupational Health and Safety Act, Arizona Right to Work Act, Arizona Drug Testing of Executives Act, Arizona Medical Marijuana Act, Arizona criminal code and all state or local whistleblower protection statutes, codes or regulations and common law principles, including tort, contract and equitable claims, except claims or proceedings necessary to enforce the provisions of this Release; and any other federal, state or local laws or regulations concerning employment or prohibiting employment discrimination, harassment or retaliation. This release and waiver also includes any claims against Benchmark and/or the Released Parties based on contract or tort, claims for defamation, libel, invasion of privacy, intentional or negligent infliction of emotional distress, wrongful termination, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty and fraud. Executive agrees that he shall never file a lawsuit or other complaint challenging the validity or enforceability of this Release. Executive waives and releases any claim that he has or may have to reemployment after the execution of this Release.

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3.                  Rights Not Relinquished. Executive does not by this Release relinquish (a) any right to any vested benefits under any benefit plans or arrangements maintained by Benchmark or its subsidiaries or affiliates, (b) any right to indemnification under any applicable directors’ and officers’ liability insurance policy, indemnity agreement, applicable state and federal law and Benchmark’s articles of incorporation and bylaws, (c) any rights in Executive’s capacity as a securityholder of Benchmark or (d) Executive’s right to receive the benefits set forth in Sections 7(c) or 7(d) of the Employment Agreement, as applicable.

4.                  Risk of Mistake of Fact. Executive understands that any of the facts or circumstances that Executive may currently rely on may later be found, suspected or claimed to be different from the facts and circumstances as Executive now believes them to be (each, a “Mistake of Fact”). Executive assumes the risk of any Mistake of Fact and agrees that this Release shall remain effective despite any such Mistake of Fact. Specifically, it is a condition of this Release, and it is Executive’s intention by signing this Release, that except as expressly set forth herein the release of claims contained in this Release shall be effective as a bar to each and every claim, whether now known or unknown.

5.                  No Lawsuits, Complaints or Claims. Executive waives his right to file any charge or complaint against Benchmark and/or any of the Released Parties arising out of his employment or separation from employment or any facts occurring prior to Executive signing this Release before any federal, state or local court or any federal, state or local administrative agency, except where such waivers are prohibited by law. By signing this Release, Executive represents that he has not filed any such claims, causes of action or complaints. Notwithstanding the foregoing, Executive does not waive or release any claim which cannot be validly waived or released by private agreement. Specifically, nothing in this Release shall prevent Executive from filing a charge or complaint with, or from participating in, an investigation or proceeding conducted by the U.S. Securities and Exchange Act of 1934 (the “SEC”), EEOC, DFEH or any other federal, state or local agency charged with the enforcement of any employment laws. However, Executive understands that by signing this Release, Executive waives the right to recover any damages or to receive other relief in any claim or suit brought by or through the EEOC, the DFEH or any other state or local federal agency on Executive’s behalf to the fullest extent permitted by law, but expressly excluding any award or other relief available from the SEC. This Release is not intended to, and shall not be interpreted in any manner that limits or restricts Executive from, exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the SEC) or receiving an award for information provided to any government agency under any legally protected whistleblower rights. Executive acknowledges that he has no pending workers’ compensation claims and that this Release is not related in any way to any claim for workers’ compensation benefits, and that he has no basis for such a claim.

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6.                  Adequate Notice. Executive acknowledges that he was given an adequate opportunity to review and consider this Release.

7.                  Consult an Attorney. Executive acknowledges that Benchmark has advised Executive to consult an attorney, at Executive’s expense, concerning Executive’s rights and the terms of this Release, and that Executive had sufficient time to do so and did so or voluntarily chose not to do so. Executive’s waivers are knowing, conscious and with full appreciation that at no time in the future may Executive pursue any of the rights that Executive waived in this Release.

8.                  Right to Revoke. During the seven (7)-day period following the date Executive executes this Release (such period, the “Revocation Period”), Executive may revoke this Release completely by delivering a letter, personally or by USPS Certified Mail, to Benchmark’s Corporate Secretary, containing Executive’s revocation of this Release. This Release shall become effective and irrevocable on the day following the conclusion of the Revocation Period. This Release shall have no legal effect, and Executive shall not be entitled to the payments and benefits set forth in Section 7(c)(3) or 7(c)(4) (or the corresponding payments under Section 7(d)) of the Employment Agreement, if revoked as provided herein.

IN WITNESS WHEREOF, Executive has executed and delivered this Release on the date set forth below.

Date:

Jeffrey Benck

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